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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 333-95945
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                      Mattress Discounters Corporation East
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             (Exact name of registrant as specified in its charter)


                  9822 Fallard Court, Upper Marlboro, MD 20772
                                  301-856-6755

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                        (Address, including zip code, and
                    telephone number, including area code, of registrant's principal executive offices)

                     12 5/8% Series B Senior Notes due 2007
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            (Title of each class of securities covered by this Form)

                                (not applicable)
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                   (Titles of all other classes of securities
                     for which a duty to file reports under
                         section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]           Rule 12h-3(b)(1)(i)     [ ]
     Rule 12g-4(a)(1)(ii)    [ ]           Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(2)(i)     [ ]           Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(ii)    [ ]           Rule 12h-3(b)(2)(ii)    [ ]
                                           Rule 15d-6              [X]

     Approximate number of holders of record as of the certification or notice date: None



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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Mattress Discounters Corporation East has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 19, 2003                      By: /s/ Rick Frier
                                                -------------------------------
                                                Name:   Rick Frier
                                                Title:  Chief Financial Officer